                                                                  EXHIBIT 99.1


                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE PAUL REVERE CORPORATION

     We have audited the accompanying consolidated balance sheets of The Paul Revere Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Paul Revere Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As described in Note 1 to the consolidated financial statements, in 1994, the Company changed its method of accounting for certain investments in debt and equity securities.


/s/ Ernst & Young  LLP
Boston, Massachusetts
January 23, 1997

                          THE PAUL REVERE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                     1996               1995              1994
                                                                     ----               ----              -----
                                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES
 Premiums, policy and contract charges and fees                  $ 1,135,584        $ 1,055,293       $   944,884
 Net investment income                                               405,647            389,710           364,940
 Net realized investment gains                                        48,646             89,035            37,555
                                                                 -----------        -----------       -----------
TOTAL REVENUES                                                     1,589,877          1,534,038         1,347,379
                                                                 -----------        -----------       -----------
BENEFITS, CLAIMS AND EXPENSES
 Benefits to policyholders, net of reinsurance
  ceded of $50,032 in 1996, $24,828 in 1995
  and $9,235 in 1994                                               1,456,139          1,039,293           863,984
 Commissions and other expenses                                      311,387            291,389           282,397
 Amortization of deferred costs:
  Deferred policy acquisition costs                                   56,492             51,924            38,437
  Value assigned purchased insurance
     in-force                                                          5,478              5,899             7,000
Goodwill amortization                                                  8,272              8,272             8,272
                                                                 -----------        -----------       -----------
TOTAL BENEFITS, CLAIMS AND EXPENSES                                1,837,768          1,396,777         1,200,090
                                                                 -----------        -----------       -----------
Income (loss) before income taxes                                   (247,891)           137,261           147,289
INCOME TAX EXPENSE (BENEFIT)
 Current                                                              36,210            (11,912)           17,130
 Deferred                                                           (121,248)            63,867            38,405
                                                                 -----------        -----------       -----------
TOTAL INCOME TAX EXPENSE (BENEFIT)                                   (85,038)            51,955            55,535
                                                                 -----------        -----------       -----------
NET INCOME (LOSS)                                                $  (162,853)       $    85,306       $    91,754
                                                                 ===========        ===========       ===========
NET INCOME (LOSS) PER COMMON SHARE                               $     (3.62)       $      1.90       $      2.04
                                                                 ===========        ===========       ===========
Weighted average number of common
 shares outstanding                                               45,000,000         45,000,000        45,000,000
                                                                 ===========        ===========       ===========





          See accompanying notes to consolidated financial statements.

                          THE PAUL REVERE CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,
                                                                                 ------------
                                                                           1996                1995
                                                                           ----                ----
ASSETS                                                                          (IN THOUSANDS)
Investments:
  Available for sale:
   Fixed maturities                                                   $ 5,003,432          $ 4,619,841
   Equity securities                                                       49,050               32,744
   Investment in Textron common stock                                      39,974               57,257
   Short-term investments                                                 239,741               71,326
  Mortgage loans                                                          329,020              309,046
  Real estate                                                               2,696                9,291
  Policy loans                                                             73,816               73,933
  Other invested assets                                                    32,657               31,604
                                                                      -----------          -----------
Total investments                                                       5,770,386            5,205,042
Cash                                                                           --               14,970
Accrued investment income                                                  85,093               80,993
Premiums due                                                               22,462               21,396
Deferred policy acquisition costs                                         878,888              775,651
Value assigned purchased insurance in force                                60,230               66,894
Reinsurance recoverable                                                   466,561              494,313
Goodwill, net of accumulated amortization of $99,264 in 1996
  and $90,992 in 1995                                                     107,536              115,808
Property and equipment, net of accumulated depreciation
  of $72,638 in 1996 and $66,612 in 1995                                   31,994               35,386
Other assets                                                               82,611              190,031
Assets held in separate accounts                                           23,178               43,201
                                                                      -----------          -----------
TOTAL ASSETS                                                          $ 7,528,939          $ 7,043,685
                                                                      ===========          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
 Future policy benefits                                               $ 1,656,671          $ 1,371,297
 Unpaid claims and claim expenses                                       2,363,894            1,852,298
 Other policyholder funds                                               1,973,118            1,876,324
 Notes payable                                                            134,707               38,020
 Income taxes                                                             164,208              366,094
 Other liabilities                                                        115,320              103,072
 Liabilities related to separate accounts                                  23,178               43,201
                                                                      -----------          -----------
TOTAL LIABILITIES                                                       6,431,096            5,650,306
                                                                      -----------          -----------
SHAREHOLDERS' EQUITY
 Common stock, par value $1.00 per share, 100,000,000
  shares authorized; 45,000,000 shares issued and
  outstanding                                                              45,000               45,000
 Additional paid-in capital                                               560,134              560,134
 Securities valuation adjustment                                           78,264              197,090
 Foreign currency translation adjustment                                  (14,744)             (11,687)
 Retained earnings                                                        429,189              602,842
                                                                      -----------          -----------
TOTAL SHAREHOLDERS' EQUITY                                              1,097,843            1,393,379
                                                                      -----------          -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 7,528,939          $ 7,043,685
                                                                      ===========          ===========

         See accompanying notes to consolidated financial statements

                          THE PAUL REVERE CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY





                                COMMON                                     FOREIGN
                                STOCK        ADDITIONAL     SECURITIES     CURRENCY
                                $1.00        PAID - IN      VALUATION      TRANSLATION    RETAINED
                                PAR VALUE     CAPITAL       ADJUSTMENT     ADJUSTMENT     EARNINGS     TOTAL
                                ---------     -------       ----------     ----------     --------     -----
                                                                 (IN THOUSANDS)

BALANCE AT JANUARY 1, 1994      $ 45,000      $560,134     $  58,362       $(12,009)    $ 447,382    $1,098,869

 Adjustment to beginning
   balance for change in
   accounting method, net                                     92,441                                     92,441
 Net income                                                                                91,754        91,754
 Securities valuation
   adjustment, net                                          (172,218)                                  (172,218)
 Foreign currency translation
   adjustment                                                                (5,431)                     (5,431)
 Dividends to shareholders
   ($0.24 per common share)                                                               (10,800)      (10,800)
                                 --------     --------     ---------       --------     ---------    ----------

BALANCE AT DECEMBER 31, 1994      45,000       560,134       (21,415)       (17,440)      528,336     1,094,615

 Net income                                                                                85,306        85,306
 Securities valuation
   adjustment, net                                           218,505                                    218,505
 Foreign currency translation
   adjustment                                                                 5,753                       5,753
 Dividends to shareholders
   ($0.24 per common share)                                                               (10,800)      (10,800)
                                 --------     --------     ---------       --------     ---------    ----------

BALANCE AT DECEMBER 31, 1995      45,000       560,134       197,090        (11,687)      602,842     1,393,379

 Net loss                                                                                (162,853)     (162,853)
 Securities valuation
   adjustment, net                                          (118,826)                                  (118,826)
 Foreign currency translation
   adjustment                                                                (3,057)                     (3,057)
 Dividends to shareholders
   ($0.24 per common share)                                                               (10,800)      (10,800)
                                 --------     --------     ---------       --------     ---------    ----------

BALANCE AT DECEMBER 31, 1996     $ 45,000     $560,134     $  78,264       $(14,744)    $ 429,189    $1,097,843
                                 ========     ========     =========       ========     =========    ==========


         See accompanying notes to consolidated financial statements

                         THE PAUL REVERE CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                      1996             1995             1994
                                                                      ----             ----             ----
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                 $ (162,853)       $   85,306       $  91,754
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
 Increase in future policy benefits, unpaid claims and
   other policyholder funds                                          935,097           589,711         417,290
 Amortization and depreciation                                        16,343            20,050          18,539
 Additions to deferred policy acquisition costs                     (145,506)         (174,132)       (161,843)
 Increase (decrease) in income tax liability                        (135,911)           78,335          24,852
 Increase (decrease) in other assets/other liabilities                37,852          (161,422)        (25,220)
 Net realized investment gains                                       (48,646)          (89,035)        (37,555)
 Decrease (increase) in accrued investment income                     (4,165)            1,190          (5,651)
 Other, net                                                             (735)           (1,891)         (4,193)
                                                                  ----------        ----------       ---------
Net cash provided by operating activities                            491,476           348,112         317,973
                                                                  ----------        ----------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Fixed maturities held to maturity:
 Proceeds from sales                                                      --             8,768          10,060
 Proceeds from maturities and calls                                       --            34,454          49,012
 Purchases                                                                --          (157,281)       (849,046)
Fixed maturities, marketable equity securities and
 short-term investments available for sale:
 Proceeds from sales                                                 848,706           978,695         717,978
 Proceeds from maturities and calls                                  239,994           133,691         440,212
 Purchases                                                        (1,681,215)       (1,265,923)       (877,867)
Increase in mortgage loans, net                                      (20,702)         (120,419)        (11,681)
(Increase) decrease in other, net                                     13,905            (1,396)         38,460
(Increase) decrease in policy loans, net                                 117            (4,129)         (4,332)
Capital expenditures                                                  (3,960)           (3,607)         (8,128)
                                                                  ----------        ----------       ---------
Net cash used in investing activities                               (603,155)         (397,147)       (495,332)
                                                                  ----------        ----------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in cash overdraft                                 28,195            (2,280)        (10,320)
Dividends to shareholders                                            (10,800)          (10,800)        (10,800)
Increase in notes payable                                             96,500            16,000          22,000
Receipts from interest-sensitive products                            204,334           289,870         294,974
Return of account balances on interest-sensitive products           (217,789)         (233,312)       (125,931)
                                                                  ----------        ----------       ---------
Net cash provided by financing activities                            100,440            59,478         169,923
Effect of foreign exchange rate changes on cash                       (3,731)            4,527           7,436
                                                                  ----------        ----------       ---------
Net (decrease) increase in cash                                      (14,970)           14,970              --
Cash at beginning of year                                             14,970                --              --
                                                                  ----------        ----------       ---------
Cash at end of year                                               $       --        $   14,970       $      --
                                                                  ==========        ==========       =========


         See accompanying notes to consolidated financial statements.

                          THE PAUL REVERE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

        The Paul Revere Corporation (the "Company") (an 83%-owned subsidiary of Textron Inc.) was incorporated on December 16, 1992 for the purpose of owning all of the outstanding shares of The Paul Revere Life Insurance Company ("Paul Revere"). In connection with its formation, the Company issued 1,000 shares of common stock in exchange for substantially all of the net assets of PRHC, Inc. (a wholly-owned subsidiary of Textron Inc.), which included all of the outstanding shares of Paul Revere. Since both the Company and PRHC, Inc. were wholly-owned subsidiaries of Textron Inc. ("Textron"), this transfer of assets was accounted for on the basis of historical cost.

        PRHC, Inc. was incorporated on May 17, 1990 and was also established for
the purpose of owning the outstanding shares of Paul Revere.   During 1990,
PRHC, Inc. issued to Textron 1,000 shares of common stock in exchange for all of the outstanding shares of Paul Revere (1,960,000 shares). Since PRHC, Inc. was a wholly-owned subsidiary of Textron, there was no change in ownership as a result of this transaction and accordingly, the transfer was accounted for on the basis of historical cost.

        On August 12, 1993, the Company declared a 45,000-for-1 stock split, effective August 16, 1993, which has been retroactively reflected in the historical financial statements. In addition, 5,000,000 shares of preferred stock (the terms of which are to be established prior to issuance) were authorized for future issuance by the Company's Board of Directors. On October 26, 1993, Textron sold to the public, 17% of the Company in an underwritten offering registered under the Securities Act of 1933. Prior to the offering, Textron made a capital contribution of $100,000,000 to the Company.

        On April 29, 1996, the Company and Provident Companies, Inc. ("Provident") announced they had signed a definitive merger agreement pursuant to which Patriot Acquisition Corporation, a wholly owned subsidiary of Provident will merge with and into the Company with the Company as the surviving corporation. On November 6, 1996, the Company and Provident announced that they had amended and restated the merger agreement to, among other things, extend the date as of which the parties would be entitled to terminate the agreement and to adjust the exchange ratio to be used in determining the number of shares of Provident common stock that Textron will receive in the transaction (as amended, the "Merger Agreement"). The transaction has been approved by the Boards of Directors and the shareholders of both companies. The transaction remains subject to the satisfaction of certain customary closing conditions.

 Basis of Presentation

        The accompanying consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP) for stock life insurance companies.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in those statements and accompanying notes. Actual results may differ from such estimates.

 Principles of Consolidation

        The consolidated financial statements include the accounts of the Company; its wholly-owned subsidiary, Paul Revere and its wholly-owned subsidiaries, including The Paul Revere Variable Annuity Insurance Company ("PRV") and The Paul Revere Protective Life Insurance Company ("PRP"). All significant intercompany transactions are eliminated.

 Investments

        Prior to January 1, 1994, the Company classified fixed maturities in accordance with the then existing accounting standards, and, accordingly, fixed maturities held to maturity were carried at amortized cost. A portion of the Company's portfolio of fixed maturities was considered available for sale and carried at the lower of aggregate amortized cost or market. Adjustments for other than temporary declines in the value of publicly traded bonds were recorded as a direct adjustment to the securities' carrying value. Such adjustments for other fixed maturities were reflected through the establishment of allowances.

        Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). In accordance with FAS 115, prior period financial statements were not restated to reflect the change in accounting principle. The adoption of FAS 115 had no effect on the Company's net income. The net unrealized gains of $92,441,000 (net of applicable income taxes and related adjustments to DAC), relating to the debt securities classified in the available for sale category of the Company's investment portfolio as of January 1, 1994, were recorded as an increase to shareholders' equity.

        In November 1995, the Financial Accounting Standards Board ("FASB") staff issued "A Guide to Implementation of FAS 115" which offered companies a one-time opportunity to reclassify securities among its investment categories, without calling into question the intent to hold other debt securities to maturity in the future. The Company subsequently reviewed its portfolio and on December 1, 1995, transferred debt securities with an amortized cost and market value of $2,610,928,000 and $2,858,251,000, respectively, from the held to maturity category to the available for sale category of its investment portfolio.

        The Company's investment strategies place an emphasis on matching investment maturities with the timing of amounts estimated to be payable under insurance contracts.

        The available for sale category of the Company's investment portfolio includes marketable equity securities, short-term investments and fixed maturities not classified as held to maturity. While these securities are not held with the specific intention to sell them, they may be sold prior to maturity to support the Company's investment strategies and, accordingly, are carried at fair value in accordance with FAS 115. Investments in marketable equity securities, including the Company's investment in Textron common stock, are based on the last sales prices as reported on national securities exchanges or the closing bid prices for unlisted securities as reported by investment dealers.

        Subsequent to January 1, 1994, all securities purchased are designated for inclusion in either the available for sale or held to maturity categories based on the Company's intent and the nature of the securities purchased. Further, adjustments for other than temporary declines in the value of all fixed maturities are recorded as a direct adjustment to the securities' carrying value.

        The Company's fixed maturities classified as available for sale include mortgage-backed securities, a substantial portion of which is guaranteed by the U.S. Government or U.S. Government agencies. Future investment income from mortgage-backed securities may be affected by the timing of principal payments and the yields on reinvestment alternatives available at the time of such payments. To minimize the risk associated with the timing of principal payments, the Company has purchased certain mortgage-backed securities which are structured to reduce the sensitivity of principal payments to fluctuating interest rates.

        The amortized cost of fixed maturities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or, in the case of mortgage-backed securities, over the estimated life of the security. To the extent that the estimated lives of mortgage-backed securities change as a result of changes in prepayment rates, the accumulated amortization of premiums and the accretion of discounts is adjusted retrospectively with a charge or credit to current operations.

        Changes in fair values of securities classified as available for sale, after adjustment for DAC and applicable income taxes, are reported as a securities valuation adjustment in a separate component of shareholders' equity and, accordingly, have no effect on net income.

        Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a
Loan - Income Recognition and Disclosures" ("FAS 118"). FAS 114 and FAS 118 require that an impaired mortgage loan's fair value be measured based on the present value of future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. If the fair value of a mortgage loan is less than the recorded investment in the loan, the difference is recorded as an allowance for mortgage loan losses. The change in the allowance for mortgage loan losses is reported with realized gains or losses on investments. Interest income on impaired loans is accrued on the net reported value of the impaired loans; changes in actual or estimated cash flows are charged or credited to the allowance for mortgage loan losses. The impact of FAS 114 and FAS 118 on the Company's net income and financial condition was not material.

        Net realized investment gains or losses, resulting from sales or calls of investments and the losses resulting from declines in fair values of investments in mortgage loans, real estate and other investments that are other than temporary, are stated separately in the consolidated statements of operations. The cost of securities sold is determined primarily on the specific identification method.

        Short-term financial instruments, including investments with original maturities of three months or less at acquisition, are included as investing activities in the consolidated statements of cash flows.

        Other investments are reported as follows:

        - Mortgage loans-amortized cost less allowance for other than temporary declines in value.

        - Real estate held for sale-lower of cost or fair value less estimated costs to sell.

        - Real estate held for investment ($0 in 1996 and $3,201,000 in 1995) at cost less accumulated depreciation.

        -     Policy loans-unpaid principal balance.

        - Other invested assets (primarily joint ventures and real estate limited partnerships) at cost adjusted for the Company's equity in undistributed net earnings or losses since acquisition, less allowances for other than temporary declines in value.

 Derivative Financial Instruments

        Gains or losses on hedges of existing assets are deferred and included in the carrying amounts of those assets. Gains or losses related to qualifying hedges of firm commitments or anticipated transactions are also deferred and recognized in the carrying amount of the underlying asset when the hedged transaction occurs.

 Fair Value of Financial Instruments

        The fair values of financial instruments presented in Note 14 are estimates of the fair values at a specific point in time using available market information and appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

 Cash Overdraft

        The Company operates a cash management program which, at times, results in book cash overdrafts supported by its short-term investments. Included in other liabilities at December 31, 1996 is a cash overdraft of $28,195,000.

 Recognition of Premium Revenues and Policy Benefits for Individual Disability Insurance, Traditional Life Products and Group Insurance

        Premiums from individual disability insurance and traditional life insurance products are recognized in revenues when due. Group insurance premiums are recognized as income over the period to which the premiums relate. Benefits and expenses relating to those businesses are recognized over the life of the contracts through the establishment of reserves for future policy benefits and the amortization of deferred policy acquisition costs. Benefits to policyholders include benefits paid or accrued, changes in reserves for future policy benefits and surrenders.

 Recognition of Revenues, Contract Benefits and Expenses for Investment and Interest-Sensitive Life Products

        For investment and interest-sensitive life products, revenues consist of policy and surrender charges assessed during the year. Benefits and expenses for these products include amounts incurred during the year for benefit claims in excess of related account balances, policy maintenance expenses, interest credited and amortization of deferred policy acquisition costs.

 Deferred Policy Acquisition Costs

        Costs, which vary with, and are related primarily to, the production of new business, have been deferred to the extent such costs are deemed recoverable from future profits. Such costs include commissions, selling, selection and policy issue expenses. For individual disability insurance, group long-term disability and traditional life insurance products, these costs are amortized in proportion to premiums over the estimated lives of the policies. For interest-sensitive life and investment products, these costs are amortized in proportion to estimated gross profits from interest, mortality and other margins under the contracts. Each year, actual and assumed experience are compared and adjustments are made to this asset, if necessary, and reflected in current income. Deferred policy acquisition costs are also adjusted to reflect the effects that the unrealized gains or losses on investments classified as available for sale would have had if such gains or losses had actually been realized.

 Value Assigned Purchased Insurance In-Force

        Value assigned purchased insurance in-force represents the present value of the future profits of the insurance in-force at the date the Company was acquired by Textron. This asset is being amortized over the estimated life of the insurance in-force at the date of acquisition in proportion to the expected future premium cash flows of the business acquired. Each year, actual and assumed experience are compared and adjustments are made to this asset, if necessary, and reflected in current income.

 Goodwill

        Goodwill represents the excess of Textron's purchase price over the fair value of assets and liabilities of the Company at the date the Company was acquired. Goodwill is being amortized using the straight-line method over 25 years.

 Property and Equipment

        Property and equipment are depreciated using the straight-line method over their estimated useful lives.

 Separate Accounts

        The Paul Revere Variable Annuity Contract Accumulation Fund (the "Fund") is the separate account through which PRV sets aside, separate and apart from its general assets, assets attributable to its variable annuity contracts. The Fund is an open-end diversified investment company registered under the Investment Company Act of 1940. PRV serves as investment advisor to the Fund. Separate account assets, which are stated at fair value based on quoted market prices, and separate account liabilities are shown separately in the consolidated balance sheets. Operating results of the separate account are not included in the consolidated statements of income. Prior to April, 1996 PRV's separate accounts also included Paul Revere Separate Account One ("Separate
Account One").   Separate Account One was a unit investment trust registered under the Investment Company Act of 1940. Separate Account One invested in underlying investment portfolios managed by various unrelated investment advisors. PRV was the principal underwriter of variable annuity contracts sold through Separate Account One. In April, 1996 Separate Account One ceased accepting new deposits and all existing deposits, with interest, were returned to contractholders.

 Insurance Reserves and Liabilities

        Reserves for future policy benefits and unpaid claims and claim expenses include policy reserves, claim reserves and claim liabilities established for the Company's individual disability, group and individual life insurance products.

        Policy reserves represent the portion of premiums received, accumulated with interest, to provide for future claims. Policy reserves for individual disability insurance and traditional life insurance products are based on the Company's withdrawal, morbidity and mortality experience at interest rates ranging from 7.5% to 9.0% in 1996 and 6.5% to 9.4% in 1995 for individual disability insurance and 3.5% to 10.5% in 1996 and 1995 for traditional life insurance. Policy reserves for group insurance consist primarily of group life waiver of premium reserves. Policy reserves for interest-sensitive life insurance products are determined based on the accumulated policy account value.

        Claim reserves are established for future payments not yet due on claims already incurred, primarily relating to individual disability insurance and group long-term disability insurance products. These reserves are established based on past experience and are continuously reviewed and updated. Any resulting adjustments are reflected in current operations. For individual disability insurance benefits, interest rates used to determine claim reserves ranged from 7.0% to 8.7% in 1996 and 7.0% to 10.0% in 1995. For group disability benefits, interest rates ranged from 3.9% to 8.9% in 1996 and 1995.

        Claim liabilities represent policy benefits currently due but unpaid at year end.

        Other policyholder funds represent amounts accumulated under deferred contracts to provide annuities in the future. During 1996, 1995 and 1994, daily interest was credited at effective annual rates ranging from 4.1% to 9.0%, 4.0% to 9.0% and 4.0% to 9.5%, respectively.

        The establishment of insurance reserves requires making assumptions relating to mortality, morbidity and interest rates, as well as expenses and lapse rates used to calculate policyholder liabilities during the term of the policies. These estimates are made when the policy is issued or when a claim is incurred, based on facts and circumstances then known. Other less predictable variables such as the number and length of disability claims, may vary as the result of changes in societal attitudes and the economy. While the Company believes that its policy and claim reserves have been determined on reasonable bases and are adequate, there are no assurances that the Company's reserves will be sufficient to fund future liabilities in all circumstances (see Note
7).

 Reinsurance

        In the normal course of business, the Company, through its life insurance subsidiaries, is involved in both the cession and assumption of reinsurance with other companies. For individual life and group insurance, the Company seeks to limit its exposure to loss on a single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts. The Company retains a maximum of $500,000 and $250,000 of coverage per individual life and group life, respectively.

        Amounts paid or deemed to have been paid for reinsurance contracts are recorded as reinsurance receivables. Deferred reinsurance costs and amounts recoverable related to long-duration contracts are accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

 Income Taxes

        The Company and its subsidiaries are included in a life/non-life federal income tax return with Textron. Paul Revere and its subsidiaries file their own state income tax returns. Paul Revere also files a tax return for its foreign branch operations in Canada.

        Effective in 1993, Textron and the Company (for itself and on behalf of its subsidiaries) entered into a new tax-sharing agreement under which consolidated income taxes are allocated to the Company in an amount equal to the taxes that the Company would otherwise have to pay if the Company and its subsidiaries were to file separate federal, state or local income tax returns. Amounts recoverable from Textron under the terms of the tax-sharing agreement were $16,277,000 and $13,726,000 at December 31, 1996 and 1995, respectively.

        In accordance with Statement of Financial Accounting Standards, No. 109, "Accounting for Income Taxes", deferred income taxes have been recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are expected to be realized or settled.

 Postretirement Benefits Other Than Pensions

        The Company recognizes the cost of its retiree health care and life insurance benefits using the accrual method of accounting over the employees' years of service in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions".

 Foreign Currency Translation

        The financial statements of the Company's Canadian operations have been translated into United States dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of shareholders' equity. The effect on the consolidated statements of operations of transaction losses totaled $8,846,000, $15,465,000 and $12,926,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

 Income (Loss) Per Common Share

        Income (loss) per common share is computed by dividing income (loss) applicable to common shares by the weighted average number of common shares outstanding during each period. The weighted average common shares used in the determination of per share amounts have been adjusted in all years presented to give retroactive effect to the 45,000-for-1 stock split which was authorized August 12, 1993, and was effective August 16, 1993.

NOTE 2. INVESTMENTS

        The following information summarizes the components of net investment income and net realized investment gains:

 Net Investment Income

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                         1996             1995            1994
                                                         ----             ----            ----
                                                                     (IN THOUSANDS)
Fixed maturities                                      $365,259         $349,713        $332,114
Equity securities                                        2,702            2,983           3,834
Mortgage loans                                          29,364           22,160          17,629
Real estate                                                289              310           4,356
Policy loans                                             5,005            5,064           4,324
Other invested assets                                    5,392            9,316           6,575
Short-term investments                                   3,506            4,547           1,126
                                                      --------         --------        --------
Gross investment income                                411,517          394,093         369,958
Less investment expenses                                 5,870            4,383           5,018
                                                      --------         --------        --------
Net investment income                                 $405,647         $389,710        $364,940
                                                      ========         ========        ========

     Net Realized Investment Gains (Losses)


                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                         1996             1995            1994
                                                         ----             ----            ----
                                                                     (IN THOUSANDS)
Fixed maturities                                      $ 3,760          $56,294         $ 2,768
Equity securities                                      47,529           42,344          37,453
Mortgage loans, real estate and other investments      (2,643)          (9,603)         (2,666)
                                                      -------          -------         -------
Net realized investment gains                         $48,646          $89,035         $37,555
                                                      =======          =======         =======

        The increase (decrease) in the Company's unrealized gains and losses on fixed maturities available for sale was $(194,392,000), $496,554,000 and ($129,376,000) in 1996, 1995 and 1994, respectively; the corresponding amounts for equity securities were $(9,685,000), ($11,915,000) and ($35,492,000).

        Fixed maturities available for sale with an amortized cost of $860,000 mortgage loans with an amortized cost of $450,000 and other invested assets with an amortized cost of $2,696,000 were non-income producing at December 31, 1996. Investments are placed on non-accrual status once interest is sixty days past due. Management may, at its discretion, put an investment on non-accrual status earlier if substantial doubt exists regarding the collectibility of interest.

        The following is a summary of available for sale securities at December 31, 1996 and 1995:


                                                        GROSS           GROSS
                                         AMORTIZED      UNREALIZED      UNREALIZED   FAIR
1996                                     COST           GAINS           LOSSES       VALUE
----                                     ----------     ----------      ----------   ----------
                                                              (IN THOUSANDS)
Fixed maturities available for sale:
 U.S. Government and agencies            $  332,356     $ 35,406        $13,933      $  353,829
 States and municipalities                    7,049        1,022             88           7,983
 Foreign governments                        246,716       47,494            368         293,842
 Public utilities                           716,864       30,772          4,202         743,434
 Corporate securities                     2,924,943      133,931         38,865       3,020,009
 Mortgage-backed securities                 568,492       21,078          5,235         584,335
                                         ----------     --------        -------      ----------
Total fixed maturities                    4,796,420      269,703         62,691       5,003,432
 Equity securities                           47,094        2,776            820          49,050
 Investment in Textron common stock           9,795       30,179             --          39,974
 Short-term investments                     239,741           --             --         239,741
                                         ----------     --------        -------      ----------
Total available for sale                 $5,093,050     $302,658        $63,511      $5,332,197
                                         ==========     ========        =======      ==========

1995
----
Fixed maturities available for sale:
 U.S. Government and agencies            $  295,590     $ 65,811        $    --      $  361,401
 States and municipalities                    8,775        1,104             79           9,800
 Foreign governments                        216,869       29,300            365         245,804
 Public utilities                           648,086       57,672            187         705,571
 Corporate securities                     2,486,887      225,590         11,160       2,701,317
 Mortgage-backed securities                 562,230       34,804          1,086         595,948
                                         ----------     --------        -------      ----------
Total fixed maturities                    4,218,437      414,281         12,877       4,619,841
 Equity securities                           28,370        4,621            247          32,744
 Investment in Textron common stock          19,811       37,446                         57,257
 Short-term investments                      71,326                                      71,326
                                         ----------     --------        -------      ----------
Total available for sale                 $4,337,944     $456,348        $13,124      $4,781,168
                                         ==========     ========        =======      ==========

        During 1995, the Company sold, from the held to maturity category of its investment portfolio, fixed maturities with an amortized cost of $8,000,000, resulting in realized investment gains of $768,000, due to significant deteriorations in the creditworthiness of the issuers.

        At December 31, 1996, $87,281,000 of fixed maturities available for sale were below investment grade. These securities represented 1.5% of the Company's total investments.

        The amortized cost and fair value of securities at December 31, 1996, by contractual maturity date, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.




                                              AMORTIZED   FAIR
                                              COST        VALUE
                                              ----        -----
                                               (IN THOUSANDS)
Fixed maturities available for sale:
  Due in one year or less                     $   22,721  $   23,518
  Due after one year through five years          210,914     225,208
  Due after five years through ten years       1,081,026   1,112,214
  Due after ten years                          2,913,267   3,058,157
  Mortgage-backed securities                     568,492     584,335
                                              ----------  ----------
                                               4,796,420   5,003,432
Equity securities                                 47,094      49,050
Investment in Textron common stock                 9,795      39,974
Short-term investments                           239,741     239,741
                                              ----------  ----------
Total                                         $5,093,050  $5,332,197
                                              ==========  ==========

        During 1996 and 1995, fixed maturities and marketable equity securities classified as available for sale, with a fair value of $616,976,000 and $1,201,008,000, respectively, as of the date of the sale, were sold. The gross realized investment gains on such sales totaled $62,363,000 and $112,477,000, in 1996 and 1995, respectively. The gross realized investment losses on such sales totaled $21,314,000 and $11,323,000, in 1996 and 1995, respectively.

        The Company invests in mortgage loans principally involving commercial real estate. Mortgage loans have original repayment terms ranging from 10 to 30 years. The mortgages are secured by the underlying property and non-participating mortgages are generally limited to 75% of the appraised value of established properties at the date of the loans with sufficient cash flows to meet debt service requirements.

        Changes in the allowance for other than temporary declines in the value of fixed maturities (not subject to direct adjustment), mortgage loans, real estate and other investments were as follows:



                                BALANCE AT                          BALANCE AT
                                BEGINNING                           END
                                OF YEAR     ADDITIONS  DEDUCTIONS   OF YEAR
                                -------     ---------  ----------   -------
                                               (IN THOUSANDS)
Year ended December 31, 1996:
 Fixed maturities               $    --     $      --  $       --   $    --
 Mortgage loans                   3,400         1,050       3,400     1,050
 Real estate                      4,041         1,060       2,926     2,175
 Other investments               13,400         2,502       9,000     6,902
                                -------     ---------  ----------   -------
Total                           $20,841     $   4,612  $   15,326   $10,127
                                =======     =========  ==========   =======

Year ended December 31, 1995:
 Fixed maturities               $    --     $      --  $       --   $    --
 Mortgage loans                   6,995            --       3,595     3,400
 Real estate                      5,538           773       2,270     4,041
 Other investments                2,439        11,136         175    13,400
                                -------     ---------  ----------   -------
Total                           $14,972     $  11,909  $    6,040   $20,841
                                =======     =========  ==========   =======

Year ended December 31, 1994:
 Fixed maturities               $16,781     $      --  $   16,781   $    --
 Mortgage loans                   5,980         3,165       2,150     6,995
 Real estate                      5,012         1,526       1,000     5,538
 Other investments                2,573         1,686       1,820     2,439
                                -------     ---------  ----------   -------
Total                           $30,346     $   6,377  $   21,751   $14,972
                                =======     =========  ==========   =======

        Additions represent charges to net realized investment losses and deductions represent reserves released upon disposal or restructuring of the related assets. The net change in the reserve is included as an increase or decrease in net realized investment gains or losses in the consolidated statements of operations. Adjustments for other than temporary declines in the value of all fixed maturities are recorded as a direct adjustment to the securities' carrying value.

        Net investment income recorded on problem investments was $3,016,000, $1,322,000 and $1,778,000 in 1996, 1995 and 1994, respectively. Interest not recognized on non-accrual securities and loans was $232,000, $946,000 and $3,447,000 in 1996, 1995 and 1994, respectively.

        Restructured securities and loans aggregated $14,435,000 and $26,483,000 as of December 31, 1996 and 1995, respectively. The amount of interest foregone on restructured securities and loans was $1,519,000, $2,007,000 and $2,902,000 in 1996, 1995 and 1994, respectively.

        The Company had no loan commitments at December 31, 1996.

        No investment position exceeded 10% of the Company's shareholders' equity at December 31, 1996.

NOTE 3. DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses common derivative financial instruments such as futures and forward settling contracts to hedge certain risks associated with future investments. These derivative financial instruments are used as part of its overall interest rate risk management strategy. Exchange traded futures are used to hedge the interest rate risk associated with holding cash positions until suitable long term investments can be found. The Company uses forward settling US Treasury locks to hedge expected cash flows in the next two years against the adverse risk of declining interest rates on the individual disability insurance reserves. In using these instruments, the Company is subject to the off-balance-sheet risk that counterparties to the transactions will fail to completely perform as contracted. The Company manages this risk by only entering into contracts with highly rated institutions and listed exchanges. The Company also enters into bilateral cross-collateralization agreements with its counterparties to help limit the credit exposure of the derivatives. The Company does not intend to hold derivative financial instruments for the purpose of trading.

        The table below summarizes by notional amounts the activity for each category of derivatives:


                                    FORWARDS       FUTURES       TOTAL
                                    --------       -------       -----
                                                (IN THOUSANDS)
Balance at December 31, 1995        $     --      $      --     $     --
  Additions                          300,000        175,000      475,000
  Terminations                                       92,500       92,500
                                    --------      ---------     --------
Balance at December 31, 1996        $300,000      $  82,500     $382,500

        Gains or losses on termination of the futures are deferred and reported as an adjustment of the carrying amount of the hedged asset and amortized into earnings over the lives of the hedged items. The net deferred gain associated with this activity was $1,900,000 at December 31, 1996. At December 31, 1996, the Company had an unrealized loss of $500,000 on its open futures contracts.

        During 1996, the Company executed a series of cash flow hedges in the individual disability income portfolio, hedging $300,000,000 of expected cash flows in the years 1997 and 1998 using forward settling US Treasury locks. The purpose of this action is to lock in the reinvestment rates on future cash flows and protect the Company from the potential adverse impact of declining interest rates on the individual disability income reserves. At December 31, 1996, the Company had an unrealized gain of $9,600,000 on these forward locks. These forward locks are scheduled to be terminated in 1997 and 1998 as assets are purchased with the future anticipated cash flows.

NOTE 4. VALUE ASSIGNED PURCHASED INSURANCE IN-FORCE

        Value assigned purchased insurance in-force is amortized with interest based upon expected future premium cash flows of the business acquired. Interest has been accrued on the unamortized balance at 9% during 1996 and 1995.

        An analysis of the value assigned purchased insurance in-force for each of the three years in the period ended December 31, 1996 is as follows:

                                                                          1996       1995       1994
                                                                          ----       ----       ----
                                                                                (IN THOUSANDS)
Value assigned purchased insurance in-force at beginning of year        $ 66,894    $ 72,478   $ 80,172
Amortization                                                             (10,961)    (11,896)   (12,980)
Interest accrued                                                           5,483       5,997      5,980
Impact from sale of Canadian life insurance portfolio                     (1,146)         --         --
Foreign translation gain (loss)                                              (40)        315       (694)
                                                                        --------    --------   --------
Value assigned purchased insurance in-force at end of year              $ 60,230    $ 66,894   $ 72,478
                                                                        ========    ========   ========

        The estimated amortization of value assigned purchased insurance in-force (in thousands) for each of the next five years is as follows:

                      1997                        $10,377
                      1998                          9,342
                      1999                          8,357
                      2000                          7,372
                      2001                          6,698

NOTE 5.  REINSURANCE



        Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

        In September 1995, the Company finalized and received regulatory approval for a reinsurance agreement providing for the coinsurance of certain individual disability claims in its U.S. individual disability insurance block of business. Under the agreement, effective July 1, 1995, 80% of the Company's liability on United States claims open as of June 30, 1995 with dates of disability prior to July 1, 1993 was reinsured with an unaffiliated reinsurer on a quota share basis. In connection with this transaction, the Company transferred certain assets with a market value of $560,968,000 into a reinsurance trust account managed by the reinsurer. This transaction is considered a non-cash item in the consolidated statement of cash flows for the year ended December 31, 1995. The Company will continue to manage the claims for an agreed upon fee.

        At December 31, 1996 and 1995, reinsurance recoverables of $448,488,000 and $474,848,000, other assets of $75,191,000 and $77,665,000 representing the present value of future experience credits and the cost of reinsurance were associated with this agreement. Also in connection with this agreement, the Company amortized the cost of reinsurance totaling $2,474,000 and $2,101,000 in 1996 and 1995, respectively.

        The effect of reinsurance on premiums and amounts earned is as follows:


                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                1996           1995           1994
                                                ----           ----           ----
                                                          (IN THOUSANDS)
Direct premiums and amounts assessed
  against policyholders                      $  981,279     $  901,164      $ 809,619
Reinsurance assumed                             162,997        162,297        147,956
Reinsurance ceded                                (8,692)        (8,168)       (12,691)
                                             ----------     ----------      ---------
Net premiums and amounts earned              $1,135,584     $1,055,293      $ 944,884
                                             ==========     ==========      =========

NOTE 6. DEBT AND CREDIT ARRANGEMENTS

        In September 1994, the Company restructured its existing $75,000,000 bankers acceptance credit facility with a bank into a $100,000,000 multi-bank revolving credit facility, consisting of a bankers acceptance portion as well as revolving loans at either a prime or Eurodollar rate of interest. In September 1995, the limit of the facility was extended through September 30, 1998, with a single one-year option remaining. The facility limit is permanently reducible at the Company's option.

        Under the terms of the bankers acceptance portion, the insurance companies may invest in bankers acceptances of the bank group. The face amount of such investments was $80,000,000 at December 31, 1996 and $75,000,000 at December 31, 1995 and 1994. At December 31, 1996, 1995 and 1994, the Company had advances totaling $76,241,000, $71,548,000 and $73,359,000, respectively, outstanding under this provision of the facility, including accrued interest of $720,000, $1,135,000 and $1,185,000, respectively; the maximum amounts outstanding in each year were $76,241,000, $75,000,000 and $73,359,000, respectively. The weighted average interest rate on outstanding advances was 6.62%, 6.48% and 6.67% at December 31, 1996, 1995 and 1994, respectively.
Interest incurred on the outstanding advances varies based upon the date the advance was made and interest rates then in effect. Interest expense incurred on this debt was approximately $4,664,000, $4,690,000, and $4,391,000 in 1996,
1995 and 1994, respectively, and is included in commissions and other expenses. Interest paid was $5,080,000, $4,740,000 and $7,159,000 in 1996, 1995 and
1994, respectively. The average amounts outstanding under the bankers acceptance portion for 1996, 1995 and 1994, calculated by averaging the beginning and ending monthly outstanding balances, were $73,867,000, $73,189,000 and $73,316,000, respectively.

        The bankers acceptance portion contains a right of offset clause which allows the Company to offset any obligations with respect to the bankers acceptance portion against the acceptance obligation of the bank to the insurance companies. As a result, the total obligation of the Company was offset against the total carrying value of the bankers acceptances of approximately $76,476,000 and $71,696,000 at December 31, 1996 and 1995,
respectively. The fair value of this net credit facility approximates the net amount recorded in the consolidated financial statements. While individual borrowings by the Company have interim maturities of $75,521,000 in 1997, the credit facility guarantees the Company the right to renew these borrowings up to the limit of the facility.

        In addition, under the terms of the revolving loan portion of this agreement, at December 31, 1996 and 1995, the Company had outstanding Eurodollar borrowings of $17,136,000 and $17,006,000, respectively, including accrued interest of $136,000 and $6,000, respectively. Interest paid on these borrowings was $853,000 and $485,000 in 1996 and 1995, respectively. These borrowings are unsecured and interest is payable quarterly. The borrowings mature in 1997, but are renewable for the life of the facility. The weighted average interest rate for the facility during the years ended December 31, 1996, 1995 and 1994, calculated by dividing the interest expense incurred by the average outstanding balance, was 6.25%, 6.43% and 6.00%, respectively.

        In addition to its multi-bank revolving credit facility, in November 1995, the Company established a $25,000,000 revolving credit agreement with a single bank. Unsecured Eurodollar borrowings of $4,501,000 and $21,014,000, including accrued interest of $1,000 and $14,000, respectively, were outstanding at December 31, 1996 and 1995, respectively. Interest paid on these borrowings was $400,000 in 1996, there was no interest paid in 1995. The maximum amounts outstanding, including accrued interest, in 1996 and 1995 were $21,313,000 and $21,014,000, respectively. The interest rates on outstanding advances at December 31, 1996 and 1995 were 6.03% and 6.04% respectively.

        In addition to its other credit facilities, in December 1996, the Company established a $180,000,000 revolving credit agreement with a single bank. Repayment of borrowings under this agreement is guaranteed by Textron. Borrowings of $113,070,000, including accrued interest, were outstanding under this agreement at December 31, 1996. The interest rate on borrowings outstanding at December 31, 1996 was 5.90%.

NOTE 7.  CHANGE IN ACCOUNTING ESTIMATES

        Under GAAP, a liability for future policy benefits relating to individual disability insurance policies is established when premium revenue is recognized. The liability, which represents the present value of future benefits to be paid and related expenses less the present value of future net premiums, is estimated using actuarial methods that include assumptions, such as expected investment yields, morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation, and other societal and economic factors), lapse rates, expenses and margins for adverse deviation and future profits, applicable at the time the insurance contracts are made. Individual disability insurance policies are complex long-term contracts with typical effective terms of 30 years or more, depending upon the age of the insured at the time of issue. As such, the effort required to establish and support the original set of reserve assumptions (i.e., those established when the policy is issued) is extensive.

        GAAP requires that original assumptions continue to be used in subsequent accounting periods to determine changes in the liability for future policy benefits unless a premium deficiency exists. However, actual experience with respect to investment yields, morbidity, lapse rates or expenses may indicate that the recorded contract liabilities are not sufficient. In such circumstances, a reserve study is conducted to determine the extent, if any, of the premium deficiency and whether the original assumptions should be changed, or "unlocked."

        In a reserve study, current best estimates as to future experience with regard to investment yields, morbidity, lapse rates and expenses are used to determine if reserves currently held plus the present value of future cash inflows are projected to be sufficient to meet the present value of future cash outflows and the amortization of deferred policy acquisition costs. The effort required to support a change in reserve assumptions is at least as extensive and comprehensive as the process to establish the original assumptions.

        If a premium deficiency exists, GAAP requires that it be recorded as a reduction in unamortized deferred acquisition costs and value assigned purchased insurance business in force or an increase in the liability for future policy benefits. Future changes in the liability are then based on the revised assumptions. A premium deficiency reserve represents a provision for the present value of future losses, and therefore, no premium deficiency should be recorded currently if it would result in creating future income.

        Claim reserves are established for future payments not yet due on claims already incurred. These reserves are based on the estimated ultimate cost of settling the claims and the rate of interest used to discount future claim payments. The ultimate cost of the adjudication process is primarily affected by the rate of recovery, which depends on inflation, other societal and economic factors and the effectiveness of the claim adjudication process. The assumptions are based upon past experience adjusted for current trends, and any other factors that would modify past experience. Changes in estimates of claim costs resulting from the continuous review process and differences between estimates and payments for claims are recognized in income during the period in which the estimates are changed or payments are made.

        The Company has traditionally maintained two separate lines of business within the individual disability insurance segment, the core individual disability insurance line of business (which generated 1996 premiums of $763,566,000) and the excess-risk reinsurance line of business (which generated 1996 premiums of $25,566,000). The core line of business includes products sold through a brokerage system, the Company's own career agency system and its National Accounts program.

        On an ongoing basis, actual and originally expected experience are compared and an assessment is made regarding the continued appropriateness of the underlying policy and claim reserve assumptions. As a result of this ongoing analysis, the Company commenced a comprehensive reserve study in the fourth quarter of 1995. The study, which was completed in late January 1996, resulted in a $59,000,000 reserve strengthening in the Company's excess-risk line of business which was reflected in the Company's financial statements for the period ended December 31, 1995.

        Consistent with its practice of ongoing analysis, the Company considered the deteriorating morbidity experience in 1996, as compared to the assumptions used in the 1995 study. Based on this ongoing analysis, the Company determined in June 1996 to update the comprehensive reserve study using detailed experience data through June 30, 1996, and considering experience and trends during the third quarter of 1996 and, if necessary, the fourth quarter of 1996.

        The core individual disability insurance line's results have been severely affected by a higher incidence of new claims and lower claim recovery rates on policies issued from 1985 through 1989. In addition, business in the core line issued to physicians has performed below expectations. The quarterly benefit ratios (benefits divided by premiums earned) for the core disability insurance line of business were as follows for 1993, 1994 and 1995:



               DISABILITY INSURANCE LINE BENEFIT RATIOS 1993-1995
               --------------------------------------------------
          1993                        1994                        1995
          ----                        ----                        ----
Q1    Q2     Q3     Q4     Q1     Q2     Q3     Q4     Q1     Q2     Q3*    Q4
--    --     --     --     --     --     --     --     --     --     ---    --
70.9  74.3   71.9   70.9   70.9   77.5   84.1   88.6   88.0   85.3   78.9   78.4

        * During the third quarter of 1995, the Company entered into a reinsurance agreement providing for the coinsurance of certain individual disability claims. Under the agreement, effective July 1, 1995, 80% of the Company's liability on United States claims open as of June 30, 1995 with dates of disability prior to July 1, 1993 was reinsured with an unaffiliated reinsurer on a quota share basis. This transaction results in reducing both benefit expense and investment income for the policies and related assets affected by the reinsurance agreement beginning in the third quarter of 1995. The effect for the third quarter of 1995 was to reduce the benefit ratio by 4 points.

        Excess-risk reinsurance includes business assumed from other insurers relating to individual, non-cancellable disability insurance products issued by them, including coinsurance, extended elimination period and yearly renewable term. The underlying products in this line of business are designed, distributed and administered by other companies. The quarterly benefit ratios (benefits divided by premiums earned) for the excess-risk reinsurance line of business were as follows for 1993, 1994 and 1995:

               EXCESS RISK REINSURANCE LINE BENEFIT RATIOS 1993-1995
               -----------------------------------------------------
          1993                        1994                          1995
          ----                        ----                          ----
 Q1     Q2     Q3     Q4     Q1     Q2     Q3     Q4     Q1     Q2     Q3     Q4
 --     --     --     --     --     --     --     --     --     --     --     --
107.8  48.4   88.0   126.6  201.2  172.1  112.3  178.3  124.7  137.3  187.1  169.4*

         *  Exclusive of $59,000,000 of reserve strengthening.

        The Company conducted a comprehensive reserve study as of December 31, 1995 of both its excess-risk reinsurance and its core disability lines of business. As a result of the 1995 reserve study, the Company concluded that a $59,000,000 reserve strengthening adjustment was warranted in the excess-risk reinsurance line of business and that no reserve adjustments were warranted in the core individual disability insurance line of business. At December 31, 1995 these conclusions were based upon the following factors:



        - The Company's assessment that the morbidity experience for the excess-risk line of business would continue to perform worse than originally expected at the time the reserves were established.

        - The Company's belief that the improving morbidity trend on a quarter-by-quarter basis of the core individual disability line of business experienced during 1995 would continue into the future, but at a more modest level. This was predicated on (i) extensive measures undertaken by the Company, including more restrictive product provisions and underwriting practices implemented during the period 1990-1995, (ii) improvements in claims management processes and staffing and (iii) the Company's belief that changes in economic factors affecting physician experience would cause that experience to improve.

        - The Company's view that reinvestment yields would generally be more reflective of current portfolio yields.

        - The Company's expectation that it would continue to realize economies of scale and productivity enhancements.


        During the first quarter of 1996, in connection with the potential sale of the Company, Textron retained the actuarial consulting firm of Milliman & Robertson, Inc. ("M&R") to serve as Textron's actuarial advisor. In this capacity, M&R was requested to prepare an appraisal of the Company's business, evaluate the Company's reserving practices, identify potential issues which might be raised by prospective buyers and generally assist Textron in the course of negotiating the transaction. M&R summarized its work for Textron in a report dated April 23, 1996, which included an estimate of a reserve deficiency on a GAAP basis with respect to the Company's disability business of $110,000,000 as of December 31, 1995. (This figure excludes the present value of projected overhead costs of $54,000,000 which, in accordance with GAAP, are excluded in determining reserve deficiencies. Overhead costs are general corporate costs not attributable to policy acquisition, maintenance or claims adjudication.) The Company was aware of M&R's work and reconciled M&R's results to the Company's 1995 comprehensive reserve study. The principal differences between the Company's 1995 study, which produced an estimated reserve sufficiency of $252,000,000, and the M&R analysis resulted from differing views regarding future trends in morbidity (a difference of $334,000,000) and interest rates (a difference of $50,000,000), partially offset by more favorable expense levels (a difference of $22,000,000). These differences resulted primarily from differing judgments regarding the following factors:

        - M&R generally assumed that morbidity in the foreseeable future would be level with that experienced during 1995. The Company assumed that the gradual quarter-by-quarter improvement experienced in 1995 would continue into the foreseeable future, but at a more modest level. Factors that the Company utilized in developing its assumptions included (i) that experience for business issued in 1985-1989 would begin to improve and (ii) that the extensive measures undertaken by the Company, including more restrictive product provisions and underwriting practices implemented during the period 1990-1995, and improvements in claims management processes and staffing, had a positive effect contributing to the quarter-by-quarter trend in 1995 and that this would continue into the foreseeable future. Additionally, the Company believed that physician experience would gradually improve as a result of an improvement in physicians' outlook with respect to their professional prospects, which previously had been adversely affected by the federal healthcare reform initiatives and the move toward managed care and industry consolidation.

        - While both M&R and the Company assumed an investment strategy consistent with the Company's historical investment policy, M&R assumed a net new investment rate of a level 6.9% while the Company assumed a new investment rate which increased from 7% to 8% over ten years. M&R assumed a beginning portfolio yield of 7.85% and the Company assumed a beginning portfolio yield of 8.25%.

        -    M&R assumed slightly lower expenses as compared to the Company.

        Based on its analysis of the results of M&R's work, the Company concluded that its views regarding the future trends in morbidity, expense levels and interest rates continued to be reasonable and that the results of its 1995 reserve study continued to be appropriate. Although M&R's judgments, primarily as to future morbidity, were different from those of the Company, the M&R study was based on the same historical morbidity experience and utilized the same projection methodology as employed by the Company. As a result, the Company determined that it was not appropriate to initiate a new reserve study and unlock the original reserve assumptions. However, the Company determined that it would continue to closely monitor morbidity and interest experience, as well as other factors.

        In connection with the pending merger of the Company with a wholly-owned subsidiary of Provident ("the merger"), Provident retained the actuarial consulting firm of Tillinghast - Towers Perrin ("Tillinghast") to assist Provident's management in its due diligence investigation of the Company and to develop information to assist Provident in refining its bid and enhancing its negotiating position. On April 28, 1996, Tillinghast presented its conclusions to the Provident Board of Directors, based upon its review of information provided by the Company to Provident during due diligence as well as Provident's independently derived assumptions about future experience, which conclusions included Tillinghast's estimate that the Company's statutory reserves should be increased by approximately $161,000,000. Provident has informed the Company that Tillinghast's conclusions concerning statutory reserves assumed that such conclusions would be used by Provident as a basis for developing GAAP benefit reserves in Provident's GAAP pro forma financials to be included in the Joint Proxy Statement/Prospectus of the Company and Provident to be delivered to the companies' respective shareholders in connection with the merger. See "Liquidity and Capital Resources section". Tillinghast noted for the Provident Board of Directors that it relied upon financial information as of December 31, 1995 furnished by the Company without independent verification, that the work was developed using a limited amount of data and that a more complete analysis could change its conclusions and that its estimate was not intended to be a GAAP valuation of the Company's reserves. The Company subsequently became aware of Tillinghast's conclusions, but was not provided sufficient information to understand the assumptions or methodologies employed by Tillinghast in arriving at its conclusions, which would be necessary for the Company to make an informed evaluation of the reasonableness of Tillinghast's conclusions. For these reasons, the Company could not utilize Tillinghast's conclusions regarding the Company's statutory reserves in determining the reasonableness of the reserves recorded for GAAP reporting purposes.

        During the first two quarters of 1996, the Company experienced a deterioration in core individual disability insurance benefit ratios (88.2% for the six months ended June 30, 1996, and 82.7% and 93.9% for the first and second quarters, respectively), in contrast with quarter-by-quarter improvements in benefit ratios experienced in 1995 and with the assumed improvement in benefit ratios anticipated in the 1995 reserve study.

        The Company closely monitored this morbidity experience and carefully considered its potential impact on reserve adequacy in connection with the preparation of both the first and second quarter financial statements. The Company considered, among other factors: (i) the long-term nature of this product; (ii) the results of the 1995 reserve study completed in January 1996;
(iii) the volatility of recent quarterly results and the difficulty of predicting future morbidity trends therefrom; (iv) the impact of the pending merger on the effectiveness of the claims operation and implementation of the extensive measures undertaken by the Company, including more restrictive product provisions and underwriting practices implemented during the period 1990-1995, and improvements in claims management processes and staffing; and
(v) the impact of the addition of 1996 business to the block of business being analyzed. After considering the foregoing and the recent experience with respect to benefit ratios, the Company did not believe that the first six months' results were conclusive enough to warrant an adjustment to the long-term trends encompassed in the Company's 1995 comprehensive reserve study completed in January 1996.

        Although the Company concluded that the reserves at June 30, 1996 were fairly stated, the deterioration in morbidity experience in 1996, due primarily to lower than expected claim recovery rates, led to a determination by the Company in June 1996 to initiate a comprehensive reserve study to consider the effect of experience through September 30, 1996 on recorded reserves. As a result of the interrelationship of the morbidity assumptions underlying both the claim and policy reserves, the comprehensive reserve study would consider both policy and claim reserves.

        The Company completed the comprehensive reserve study in October 1996. The continued adverse morbidity experience of the core individual disability insurance line of business through the end of the third quarter of 1996 led the Company to revise its outlook for morbidity trends in the future from those which were used in the 1995 study, particularly with respect to business issued to physicians and business underwritten from 1985 through 1989.

        As a result of the 1996 comprehensive reserve study, the Company has strengthened policy and claim reserves by $380,000,000. The differences between the 1995 reserve study, which produced a reserve sufficiency of $252,000,000, and the 1996 reserve study, which produced a reserve deficiency of $380,000,000, include $577,000,000 derived from a change in the morbidity assumptions, $48,000,000 derived from a change in the interest rate assumptions and an aggregate of $7,000,000 from changes in other assumptions. The change in morbidity assumptions, including claim recovery rates, resulted in revised estimates of future benefit ratios for the core individual disability insurance line of business. The 1995 study assumptions resulted in a future benefit ratio in the first year (i.e., 1996) of 78.9% and the 1996 study assumptions resulted in a future benefit ratio in the first year (i.e., 1997) of 84.9%.
The 1995 study also differed from the 1996 study in that it resulted in an approximate 2.4% compound annual rate of improvement in benefit ratios for the first nine years after the first year, after adjustment for interest (a continuation of the improving trend in benefit ratios actually experienced in
1995), while the 1996 study resulted in relatively flat benefit ratios for the first nine years after the first year, after adjustment for interest. Both the 1995 and 1996 reserve studies assumed gradual, moderate improvement after ten years. The 1995 study also assumed claim recovery rates at levels experienced on the average for the past four years which anticipated improved recovery rates relative to the most recently observed experience. The 1996 study eliminated this anticipated improvement, giving greater weight to experience in the past year.

        Following is a summary of the most significant factors considered by the Company in determining to change its morbidity assumptions:

        - Through the end of the third quarter of 1996, despite the 1995-1996 claims management initiatives, there had been a general deterioration in claim recovery rates.

        - Through the end of the third quarter of 1996, physician experience and experience for policies issued in 1985-1989 deteriorated rather than improved as assumed in the 1995 comprehensive reserve study.

        This additional experience is reflected in the 1996 study, which assumes generally level morbidity experience, in contrast to the 1995 study, which assumed moderate improvement in morbidity. These revised assumptions as to future trends are based upon the fact that uncertainties regarding changes in the healthcare industry and physician prospects continue in the near-term, and that the Company's claims management initiatives have not materially decreased claim recovery rates.

        The 1995 study assumed a beginning portfolio yield of 8.25% and a new investment rate which increased from 7% to 8% over ten years, while the 1996 study assumed a beginning portfolio yield of 7.8% and a new investment rate of a level 7.8%.

        In August 1996, the Company engaged M&R to provide assistance in its actuarial studies, including the analysis of the adequacy of the Company's benefit and claim reserves with respect to its individual disability business. M&R concluded in its actuarial report dated November 6, 1996, that the net individual disability reserves of $2.2 billion reported by the Company at September 30, 1996, which reflect a reserve strengthening adjustment of $380,000,000, were adequate. M&R's actuarial report dated November 6, 1996, which contains numerous explanations and limitations, must be read in its entirety to be understood and relied upon. This report may be obtained upon request from the Clerk of the Company.

        While the Company believes that, after the reserve strengthening referred to above, its policy and claim reserves are adequate, there can be no assurance that the Company's reserves will be sufficient to fund future liabilities in all circumstances. The establishment of insurance reserves requires making assumptions relating to expected investment yields, morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation, and other societal and economic factors), lapse rates, expenses and margins for adverse deviation and future profits, applicable at the time the insurance contracts are made. These estimates are made when the policy is issued or when a claim is incurred or subsequent to recognition of a premium deficiency, based on the facts and circumstances then known. Because of the long-term nature of these products and the significance of the assumptions selected, reserve estimates are highly sensitive to slight changes in reserve assumptions. For example, if the Company assumed an increase of five percentage points in projected benefit ratios each year into the future, a decrease of 100 basis points in assumed new investment rate or an increase of five percent in future expenses, then the required reserve strengthening would be increased by $229,000,000, $50,000,000 or $22,000,000, respectively.

        Although the Company believes the assumptions which form the basis of the 1996 reserve study are reasonable, there can be no assurance that actual experience will conform to these assumptions. The Company believes it is highly probable that actual experience will differ from that assumed. If actual experience develops on a less favorable basis than that assumed, reserve deficiencies will result and additional reserve strengthening may be necessary. If actual experience develops on a more favorable basis than that assumed, reserve sufficiencies will result.

        The Company will closely monitor actual experience with respect to morbidity, interest rates and expenses compared to assumptions used in the 1996 reserve study completed in October 1996. In the fourth quarter of 1996 (i.e., the first quarter after completion of the 1996 reserve study), interest rates and expenses performed substantially as anticipated in the 1996 reserve study, however, morbidity experience was slightly worse than expected in the reserve study. Considering the long-term nature of this product, the volatility of quarterly morbidity results and the difficulty of predicting future morbidity trends therefrom, the Company determined that no adjustment to the assumptions used in the reserve study were appropriate.

NOTE 8. LIABILITY FOR UNPAID CLAIMS AND CLAIM EXPENSES

        The following table provides a reconciliation of the beginning and ending reserve balances for unpaid claims and claim expenses:

                                                     DECEMBER 31,
                                                     ------------
                                         1996              1995            1994
                                         ----              ----            ----
                                                    (IN THOUSANDS)
Balance at January 1                     $1,852,298        $1,576,084      $1,356,070
 Less reinsurance recoverables              463,899            26,116          21,780
                                         ----------        ----------      ----------
Net Balance at January 1                  1,388,399         1,549,968       1,334,290
                                         ==========        ==========      ==========
Incurred related to:
 Current year                               708,248           554,766         515,004
 Prior years
   Interest                                  86,933            87,003          89,622
   Incurred                                 193,360            56,431           4,100
                                         ----------        ----------      ----------
Total incurred                              988,541           698,200         608,726
                                         ----------        ----------      ----------
Paid related to:
 Current year                               112,897           111,254         114,664
 Prior years                                338,760           290,995         278,384
                                         ----------        ----------      ----------
Total paid                                  451,657           402,249         393,048
                                         ----------        ----------      ----------
Reinsurance transactions                         --          (457,520)             --
                                         ----------        ----------      ----------
Net Balance at December 31                1,925,283         1,388,399       1,549,968
 Plus reinsurance recoverables              438,611           463,899          26,116
                                         ----------        ----------      ----------
Balance at December 31                   $2,363,894        $1,852,298      $1,576,084
                                         ==========        ==========      ==========

        As discussed in Note 5 to these financial statements, the reinsurance item is primarily attributable to the ceding of individual disability insurance incurred claims.

        Approximately $89,980,000 of the increase in prior years' incurrals and $106,863,000 of current year incurrals in 1996 were related to changes in reserve estimates and assumptions of morbidity, mortality and expense costs of the individual disability insurance reserves, which were affected by the third quarter 1996 reserve strengthening.

        The development in 1995 and 1994 prior years' reserves was primarily the result of higher incidence of new claims and lower claim termination rates on policies issued during 1985-1989, especially in Florida and California. In addition, business issued to physicians performed below expectations.

        Interest accrued on prior year reserves has been calculated on the opening reserve balance less one half year's cash payments at the average rate at which the Company's reserves were discounted during 1996, 1995 and 1994.

NOTE 9. RENT EXPENSE AND LEASE COMMITMENTS

        The Company leases certain equipment and buildings under non-cancellable operating leases that expire in various years through 2006. These leases may be renewed for periods ranging from one to five years.

        Future minimum payments under non-cancellable operating leases with initial terms of one year or more (in thousands) consisted of the following at December 31, 1996:

                  1997                             $ 8,792
                  1998                               6,996
                  1999                               5,252
                  2000                               4,091
                  2001                               1,897
                  Thereafter                         4,212

        Total rent expense was approximately $14,659,000, $15,243,000 and $15,575,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 10.  EMPLOYEE BENEFIT PLANS

 Pension Plans

        The Company has two noncontributory defined benefit pension plans covering substantially all U.S. and Canadian employees. The plans provide benefits based on the employee's years of service and compensation during the highest five years of employment. The Company funds the plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Prior to 1995, plan assets consisted of deposit administration and variable annuity contracts issued by the Company. Effective October 1, 1995, the Company began funding the plan covering U.S. Home Office employees through an unrelated trust consisting of approximately 40% bonds and 60% equities. The plans provide, among other things and subject to certain conditions, that in the event of plan termination or withdrawal of assets without a termination within three years following a change in control of Textron (as defined in the plans), assets in excess of termination liabilities shall be applied to increase the benefits of participants who are active employees immediately before the change in control. Additionally, in the event of any plan merger, consolidation or transfer within such three-year period, the accrued benefit of each such affected participant and beneficiary must be vested, increased as provided by the terms of the plans and satisfied by the purchase of a guaranteed annuity contract.

        Net pension expense included the following components:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                                 -----------------------
                                                                           1996           1995            1994
                                                                           ----           ----            ----
                                                                                      (IN THOUSANDS)
Service cost - benefits earned during the year                           $ 3,387       $  2,547         $ 2,777
Interest cost on projected benefit obligation                              6,746          5,852           5,539
Actual return on plan assets                                              (7,628)       (11,040)         (5,106)
Amortization of unrecognized net transition asset                             --           (585)           (585)
Net accretion (amortization) and deferral of actuarial losses               (411)         3,533          (2,045)
                                                                         -------       --------         -------
Net pension expense                                                      $ 2,094       $    307         $   580
                                                                         =======       ========         =======

        The funded status of the plans and amounts recognized in the Company's consolidated balance sheets, as determined by the plans' actuary, were as follows:

                                                                                        DECEMBER 31,
                                                                                1996                     1995
                                                                                ----                     -----
                                                                                       (IN THOUSANDS)
Actuarial present value of benefit obligation - vested                        $ 71,734                $ 61,492
                                                                              ========                ========
Accumulated benefit obligation                                                $ 74,581                $ 64,453
                                                                              ========                ========
Projected benefit obligation                                                  $ 95,464                $ 85,059
Plan assets at fair value                                                       93,720                  86,019
                                                                              --------                --------
Projected benefit obligation (in excess of) less than plan assets               (1,744)                    960
Unrecognized net actuarial losses                                                8,488                   8,498
Unrecognized prior service benefit                                              (1,421)                 (1,545)
Unrecognized net transition asset                                               (2,933)                 (3,517)
                                                                              --------                --------
Net pension asset recognized on the consolidated balance sheets               $  2,390                $  4,396
                                                                              ========                ========

        Major assumptions used in accounting for the defined benefit pension plans are shown in the following table. Net pension expense is determined using these factors as of the end of the prior year; the funded status of the plans is determined using the discount rate and rate of compensation increase as of the end of the current year.

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                    1996       1995          1994         1993
                                                    ----       ----          ----         ----
Discount rate                                       7.25%      7.25%         8.25%        7.25%
Weighted average long-term rate of compensation
 increase                                           5.00       5.00          5.00         5.00
Long-term rate of return on plan assets             9.00       9.00          9.00         9.00

        The Company has two defined contribution pension plans covering substantially all its sales force. Contributions are calculated based upon the compensation for each participant. Expenses recognized for these plans were approximately $1,217,000, $799,000 and $1,531,000 for 1996, 1995 and 1994,
respectively.

 Postretirement Benefits Other Than Pensions

        The Company provides certain health care and life insurance benefits for eligible retired employees. These benefits and similar benefits for active employees are administered by insurance companies or other providers who determine premiums for insured plans and expected costs to be paid during the year under self-insured plans.

        In accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", the Company recognizes the cost of its retiree health care and life insurance benefits using the accrual method of accounting over the employees' years of service. Postretirement benefit costs other than those related to pensions for the Company's plans included the following components:


                                                                           YEAR ENDED DECEMBER 31,
                                                                           -----------------------
                                                                          1996      1995       1994
                                                                          ----      ----       ----
                                                                               (IN THOUSANDS)
Service cost - benefits earned during the year                          $   27    $   29     $   31
Interest cost on accumulated postretirement benefit obligation             975     1,221      1,294
Net amortization and deferral of actuarial losses                         (207)     (148)        --
Amortization of prior service cost                                          13        13         13
                                                                        ------    ------     ------
Postretirement benefit costs                                            $  808    $1,115     $1,338
                                                                        ======    ======     ======

        The Company's postretirement benefit plans other than pensions currently are not funded. The following table sets forth the status of the Company's retiree health care and life insurance plans:


                                                                      DECEMBER 31,
                                                                      ------------
                                                                  1996            1995
                                                                  ----            ----
                                                                     (IN THOUSANDS)
Actuarial present value of benefits attributed to:
 Retirees                                                       $ 12,912        $ 14,314
 Fully eligible active plan participants                             780           1,903
 Other active plan participants                                      207             237
Unrecognized net actuarial gain                                    5,720           3,171
Unrecognized prior service cost                                     (150)           (163)
                                                                --------        --------
Postretirement benefit liability recognized in the
 consolidated balance sheets                                    $ 19,469        $ 19,462
                                                                ========        ========
Discount rate assumed in the accounting for postretirement
 benefits other than pensions                                       7.50%           7.25%
                                                                ========        ========

        The weighted average annual assumed rate of increase in the per capita cost of covered benefits (that is, health care cost trend rate) is 6.5% for retirees age 65 and older and 9% for retirees under age 65 in 1997. Both rates are assumed to decrease gradually to 5.5% until 2001 and 2003, respectively, and remain at that rate thereafter. Increasing these rates by one percentage point in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 by $1,000,000 and $1,100,000, respectively, and increased the aggregate of the service and interest components of postretirement benefits costs by $100,000 during each of the two years in the period ended December 31, 1996.

 Savings Plan

        The Company offers the Paul Revere Savings Plan (the "Savings Plan") to its home office and field employees which complies with requirements established by ERISA and is qualified under Section 401(K) of the Internal Revenue Code. Participation in the Savings Plan is voluntary; however, 50% of employee contributions are required to be invested in the Company's common stock fund. The Company contributes fifty cents for every dollar contributed by Savings Plan participants, up to a maximum 5% of the participant's annual compensation. All Company contributions are required to be invested in the Company's common stock. Employer contributions to the Savings Plan are charged to current operations.

 Long-Term Incentive Plan

        The 1993 Long-Term Incentive Plan (the "Plan") authorizes the grant of stock appreciation rights ("SARs"), performance share units ("PSUs"), or a combination of both, to certain officers and other selected employees of the Company and its subsidiaries to induce them to continue as employees and to reward them for improvement in the Company's long-term performance. The Plan became effective October 1, 1993, and no award may be granted under the Plan after December 31, 1997.

        The maximum number of SARs which may be granted under the Plan is 750,000. Upon exercise of a SAR, the participant receives cash equal to the excess of the value of a share of common stock on the date of exercise over the value of the SAR on the date granted. In accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", compensation expense is accrued in the Company's consolidated statements of operations over the period the participant achieves the required objective. This accrual is subsequently adjusted for fluctuations in the quoted market value of the Company's common stock.

        The following table summarizes activity related to SARs under the Plan:

                                                       YEAR ENDED DECEMBER 31,
                                                   1996         1995          1994
                                                   ----         ----          ----
Rights outstanding at beginning of year          173,700      196,900        97,600

Rights granted during the year:
  Price granted at $21.875                       102,600           --            --
  Price granted at $14.625                            --           --        99,300

Rights exercised during the year
  Price granted at $14.625                       (55,250)          --            --
  Price granted at $25.00                        (80,500)          --            --

Rights cancelled during the year:
  Price granted at $14.625                            --      (10,200)           --
  Price granted at $25.00                         (2,500)     (13,000)           --
                                                 -------      -------       -------
Rights outstanding at end of year                138,050      173,700       196,900
                                                 =======      =======       =======

The maximum number of performance share units which may be granted under the Plan is 150,000. Performance share units are fictional shares of the Company's common stock. Any payment of earned performance share units is made in cash equal to the per share value of the Company's common stock on the date earned times the number of performance share units earned. At the time of grant, primary and minimum performance targets or measures are established for each participant, in addition to the award period during which the targets or measures are to be accomplished. In accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", performance share units are recorded when earned, as compensation expense in the Company's consolidated statements of operations.

     The following table summarizes activity related to PSUs under the Plan:

                                                             YEAR ENDED DECEMBER 31,
                                                      1996           1995            1994
                                                      ----           ----            ----
Units outstanding at beginning of year              39,400         16,500           7,500
Units granted during the year                       32,500         31,400           9,000
Units exercised during the year                         --             --              --
Units cancelled during the year                    (30,675)        (8,500)             --
                                                   -------         ------          ------
Units outstanding at end of year                    41,225         39,400          16,500
                                                   =======         ======          ======

In accordance with the provisions of the Plan, the approval of the Merger Agreement by the stockholders of the Company on December 31, 1996 constituted a change in control of the Company causing all outstanding SARs to become immediately exercisable in full and the award period for each outstanding PSU to end, with the PSU becoming earned and immediately payable. The market price of the Company's common stock was $37.25 per share on December 31, 1996.

Compensation expense related to SARs, recorded in the accompanying financial statements, was $2,363,000, $521,000 and $25,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Compensation expense related to PSUs, recorded in the accompanying financial statements was $1,816,000 for the year ended December 31, 1996. No compensation expense related to PSUs was recorded in the years ended December 31, 1995 and 1994.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which was effective for fiscal years beginning after December 15, 1995. FAS 123 encouraged, but did not require, accounting for stock-based compensation based on the fair value of an option or right as of the date of grant. The Company elected to continue using APB Opinion No. 25 under the guidance set forth in FAS 123, however, due to the change in control provision being activated, it was necessary for the Company to record related expenses in 1996.

NOTE 11. PREFERRED STOCK PURCHASE RIGHTS

        The Company has adopted a Stockholder Rights Plan, under which a dividend distribution of one right (a "Right") for each outstanding share of common stock was declared to shareholders of record on October 26, 1993. Each Right, under certain specific circumstances, entitles the owner to purchase one one-hundredth of a share of Junior Participating Preferred Stock at a purchase price of $125.

        The Rights become exercisable at a specified time after (1) a person or group acquires 10% or more of the Company's common stock or (2) a tender or exchange offer for 10% or more of the Company's common stock. The Rights expire on September 23, 2003, unless earlier redeemed by the Company under certain circumstances at a price of $0.01 per Right.

        In connection with the execution of the Merger Agreement between the Company and Provident (see Note 1), the Company amended the Stockholder Rights Plan to provide that neither the approval, execution, or delivery of the merger agreement, nor consummation of the transactions contemplated thereby, will trigger any rights with respect to the Rights. In addition, the merger agreement provides that if the Company redeems the Rights in response to any actions taken by any person other than Provident, Provident will deliver to the Company an amount equal to the aggregate redemption price to be paid to the Company's stockholders, other than Textron, under the Stockholder Rights Plan.

NOTE 12. INCOME TAXES (BENEFITS)

Details of income (loss) before income taxes and income taxes (benefits) are summarized as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                  1996            1995             1994
                                                  ----            ----             ----
                                                             (IN THOUSANDS)
Income (loss) before income taxes:
    United States                             $ (280,035)       $ 105,869        $ 113,766
    Canada                                        32,144           31,392           33,523
                                              ----------        ---------        ---------
      Total                                   $ (247,891)       $ 137,261        $ 147,289
                                              ==========        =========        =========
Income taxes (benefits):
    Current:
      U.S. Federal                            $   29,990        $ (25,567)       $  15,766
      Canadian Federal                             3,350           13,112               --
      State                                        2,870              543            1,364
                                              ----------        ---------        ---------
                                                  36,210          (11,912)          17,130
                                              ----------        ---------        ---------
    Deferred:
      U.S. Federal                              (125,496)          65,464           22,303
      Canadian Federal                             7,548           (4,322)          13,766
      State                                       (3,300)           2,725            2,336
                                              ----------        ---------        ---------
                                                (121,248)          63,867           38,405
                                              ----------        ---------        ---------
         Total                                $  (85,038)       $  51,955        $  55,535
                                              ==========        =========        =========

        Following is a reconciliation of the federal statutory income tax rate to the effective income tax rate applicable to income (loss) before income taxes, as reflected in the consolidated statements of operations:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                       1996       1995        1994
                                                       ----       ----        ----
Federal statutory income tax rate                     (35.0)%     35.0%       35.0%
Increase (decrease) in taxes resulting from:
Nontaxable investment income                           (0.4)      (0.8)       (0.7)
Amortization of goodwill                                1.2        2.0         2.0
State income taxes and other                           (0.1)       1.7         1.4
                                                      -----       ----        ----
Effective income tax rate                             (34.3)%     37.9%       37.7%
                                                      =====       ====        ====

        The components of the Company's net deferred tax (asset) liability are as follows:


                                                                          DECEMBER 31,
                                                                1996         1995         1994
                                                                ----         ----         ----
                                                                         (IN THOUSANDS)
Liability for postretirement benefits other than pensions   $  (7,048)    $ (6,967)   $ (6,961)
Liabilities for future policy benefits                       (165,133)     (52,844)    (42,204)
Differences in investment valuation                                --           --     (20,645)
Other                                                              --           --      (4,725)
                                                            ---------     --------    --------
Total deferred tax assets                                    (172,181)     (59,811)    (74,535)
Deferred policy acquisition costs and value assigned
 purchased insurance in-force                                 262,676      246,243     245,757
Fixed assets, principally depreciation                          1,808        3,504       3,605
Differences in investment valuation                            78,986      164,457          --
Other                                                           1,828        5,615          --
                                                            ---------     --------    --------
Total deferred tax liabilities                                345,298      419,819     249,362
                                                            ---------     --------    --------
Total net deferred tax liability                            $ 173,117     $360,008    $174,827
                                                            =========     ========    ========

        Prior to 1984, life insurance companies were allowed certain special deductions for federal income tax purposes which could become subject to tax at normal rates under certain circumstances. These special deductions were set aside in a Policyholders' Surplus Account. Under a law adopted in 1984, no further additions to this account are permitted. At December 31, 1996, consolidated shareholders' equity included approximately $80,503,000 of the life insurance subsidiaries' Policyholders' Surplus Account on which no income taxes have been provided. The amount of taxes, at current rates, which would become due if the surplus were distributed to the life insurance subsidiaries' shareholders is approximately $28,176,000. Under present circumstances, it is not anticipated that any of these earnings will become taxable.

        Income taxes paid (received) by the Company amounted to $50,778,761, ($26,384,000) and $30,403,000 in 1996, 1995 and 1994, respectively.

NOTE 13. STATUTORY FINANCIAL INFORMATION

        Paul Revere and PRV are domiciled in Massachusetts and prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Division of Insurance of the Commonwealth of Massachusetts. PRP is domiciled in Delaware and prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the State of Delaware Insurance Department. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Paul Revere, PRV and PRP are not currently utilizing any material permitted accounting practices in the preparation of their statutory financial statements.

        Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable. Combined statutory net income
(loss) and surplus are as follows:

                                               1996       1995       1994
                                               ----       ----       ----
                                                     (IN THOUSANDS)
        Statutory net income (loss)         $(114,666)  $ 30,405   $(36,381)
                                            =========   ========   ========

        Statutory surplus                   $ 345,927   $375,642   $348,103
                                            =========   ========   ========


        In 1996, in connection with a statutory reserve study, the Company increased its aggregate statutory individual disability insurance reserves by $144,000,000, which decreased net income (loss) (after taxes) by $121,000,000.

        The Company's insurance subsidiaries are subject to various state insurance regulatory restrictions that limit the maximum amounts of dividends available from its insurance subsidiaries without prior approval. Under current law, during 1997, approximately $34,592,000 will be available for payment of dividends by Paul Revere without state insurance regulatory approval. Dividends in excess of this amount may only be paid with regulatory approval.

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosure of fair value information about all financial instruments held or owed by a company except for certain excluded instruments and instruments for which it is not practicable to estimate fair value. The following methods and assumptions were used in estimating the fair value of the Company's financial instruments:

 Investments

        The estimated fair values of investment securities, except for mortgage and policy loans, are based on quoted market prices, where available, from an independent pricing service. Fair values for private placement securities and fixed maturities not provided by an independent pricing service are estimated by the Company using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value of mortgage loans has been estimated based on discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers of similar credit quality. The fair values of real estate and other invested assets were determined through Member of Appraisal Institute (MAI) appraisals and in-house valuations. For policy loans, fair value approximates carrying value.

 Insurance reserves and claims

        The estimated fair value of other policyholder funds was based on the cash surrender value of the Company's financial products portfolio. The fair value of reserves or liabilities relating to the Company's other insurance products is not required to be disclosed under generally accepted accounting principles. However, the fair values of liabilities under all insurance contracts are taken into consideration in the overall management of the Company's interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with the timing of amounts estimated to be payable under insurance contracts.

        The carrying values and estimated fair values of the Company's financial instruments for which it is practicable to calculate a fair value are as follows:

                                          DECEMBER 31, 1996                  DECEMBER 31, 1995
                                          -----------------                  -----------------
                                      CARRYING       ESTIMATED           CARRYING        ESTIMATED
                                       VALUE         FAIR VALUE           VALUE          FAIR VALUE
                                       -----         ----------           -----          ----------
                                                             (IN THOUSANDS)
Assets:
 Available for sale:
  Fixed maturities                  $5,003,432        $5,003,432        $4,619,841       $4,619,841
  Equity securities                     89,024            89,024            90,001           90,001
  Short-term investments               239,741           239,741            71,326           71,326
 Mortgage loans                        329,020           335,622           309,046          342,826
 Real estate                             2,696             3,690             9,291           12,206
 Policy loans                           73,816            73,816            73,933           73,933
 Other invested assets                  32,657            42,701            31,604           39,673
                                    ----------        ----------        ----------       ----------
  Total investments                  5,770,386         5,788,026         5,205,042        5,249,806
                                    ----------        ----------        ----------       ----------
Liabilities:
  Other policyholder funds           1,973,118         1,946,479         1,876,324        1,849,078
  Notes payable                        134,707           134,707            38,020           38,020

NOTE 15. RELATED PARTY TRANSACTIONS

        The Company provides group life, accidental death and dismemberment, and long-term disability insurance to Textron. Premiums of approximately $18,020,000, $18,001,000 and $18,682,000 for this coverage were earned from
Textron for the years ended December 31, 1996, 1995 and 1994, respectively.

        Included in other liabilities are amounts due to Textron of $2,008,000 and $890,000 at December 31, 1996 and 1995, respectively. These amounts primarily relate to experience credits on group insurance coverage provided to Textron.

        The Company also provides investment management services to certain employee benefit funds and other insurance subsidiaries of Textron and receives related fees. Assets managed include publicly traded bonds and private placement securities. Fees charged are based on cost and approximate $600,000 per year. The agreements are cancellable by either party upon thirty days' written notice.

        Textron provides various administrative services to the Company at no charge. These services are not extensive, and the Company believes that the related costs are not material to the Company's operating results.

        At December 31, 1996 and 1995, the Company owned 424,125 shares and 848,250 shares, respectively, of Textron common stock, which are not readily available for public sale and which represent less than 2% of Textron's outstanding common stock. The Company has an agreement with Textron whereby these shares are redeemable at any time, at the Company's option, at the quoted market price of Textron's registered common stock at the redemption date. Accordingly, the Company records its investment in Textron common stock at market value. The Company recorded dividend income related to this stock of $933,000, $1,489,000 and $1,930,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

        The Company and Textron entered into a stock purchase agreement pursuant to which Textron is purchasing all of the Company's shares of Textron stock in four annual installments of 424,125 shares each, beginning on April 10, 1994. These shares will be purchased at a share price equal to the average closing price of Textron's stock over the fiscal quarter preceding each such purchase. In April 1996, 1995 and 1994, in connection with this commitment, Textron purchased 424,125 shares of its common stock at $78.623, $52.738 and $58.137 per share, respectively, resulting in realized investment gains to the Company of $23,330,000, $12,278,000 and $14,552,000, respectively, before income taxes. In the event that the merger with Provident is consummated prior to April 10, 1997, Textron will repurchase the Company's remaining 424,125 shares of Textron common stock prior to the effective date of the merger at a price equal to the average closing price for Textron common stock over the 90-day period immediately preceding the date of such repurchase (net of taxes), or such other period not less than 30 days.

NOTE 16. LITIGATION AND CONTINGENCIES

        In the normal course of its business operations, the Company is involved in litigation from time to time with claimants, beneficiaries and others, and a number of lawsuits were pending at December 31, 1996. In the opinion of management, the ultimate liability, if any, arising from this litigation is not expected to have a material adverse affect on the consolidated net income (loss) or financial condition of the Company.

        The laws of many states in which the Company's insurance subsidiaries are admitted to do business require as a condition of admission that all insurance companies so admitted collectively guarantee to policyholders the benefits payable under policies issued by other insurance companies admitted in the particular state up to statutory levels. While the amount of any assessments which may be made in the future cannot be predicted, the Company does not believe the total assessments, if any, will be material to its operating results or financial position.

NOTE 17. PENDING ACCOUNTING PRONOUNCEMENTS

        In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"), which will be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. FAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. The statement provides implementation guidance for assessing isolation of transferred assets, servicing of financial assets, securitizations, securities lending transactions, repurchase agreements, risk participations in banker's acceptances, and extingiushments of liabilities.
The adoption of FAS 125 is not expected to have a material effect on the Company's financial statements.

NOTE 18. SELECTED FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

        The Company's principal operations in the United States and Canada are conducted through Paul Revere, a Massachusetts-domiciled life insurance company licensed in all fifty states and Canada and Paul Revere's two wholly-owned subsidiaries, PRV, also a Massachusetts-domiciled life insurance company licensed in forty-eight states and PRP, a Delaware-domiciled life insurance company licensed in forty states. The Company reports its operations in five business segments: Individual Disability Insurance, Group Insurance, Individual Life Insurance, Financial Products and Corporate.

        The Individual Disability Insurance segment includes disability insurance products directly written or reinsured by the Company. The Company offers a broad portfolio of individual disability insurance products, each with numerous options and special features. The Company offers two general types of individual disability insurance products, one designed to address the personal needs of the insured and the other designed to provide protection to the insured's business enterprise. These products are marketed through the Company's brokerage organization, its National Accounts program and its career sales agency system.

        The Group Insurance segment includes group disability, group life, accidental death and dismemberment, and group medical and dental insurances. The Company offers a number of short and long-term disability insurance products which provide income protection for various groups of individuals in a wide variety of industries. The Company also offers a number of non-disability group insurance products including dental insurance, term life insurance, accidental death and dismemberment coverage and in Canada, supplementary medical coverage as well. These products are marketed through the Company's brokerage system as well as its National Accounts program and career sales agency system.

        The Individual Life Insurance segment includes all individual life products. The Company offers six individual life insurance products, including annual renewable term life insurance, term life insurance, two interest-sensitive whole life insurance products, interest-sensitive whole life insurance with guaranteed level premiums, and interest-sensitive survivorship life insurance. These products are sold primarily through the Company's career sales agency system.

        The Financial Products segment includes a variety of fixed and variable annuity products. The Company offers several annuity products, including tax-sheltered retirement vehicles, single and flexible premium deferred annuities and a single premium immediate annuity product. Banks, savings and loans and credit union are significant distributors of the Company's annuity products to their customers. The Company also sells its annuity products through its career sales agents and independent brokerage organizations unaffiliated with the Company's individual and group insurance brokerage organizations.

        The Corporate segment is utilized to segregate investment income generated by the holding company. Net investment income and net realized investment gains are allocated to the segments based on designation of ownership of assets identified to the segments. Operating expenses are allocated to the segments based on direct charges incurred and time and usage statistics.

        Summarized financial information for the five business segments is as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                 1996          1995          1994
                                                 ----          ----          ----
                                                          (IN THOUSANDS)
Revenues:
 Individual Disability Insurance            $  995,362      $  984,414    $  870,709
 Group Insurance                               343,187         304,362       255,371
 Individual Life Insurance                      64,951          74,694        68,939
 Financial Products                            186,156         170,297       149,643
 Corporate                                         221             271         2,717
                                            ----------      ----------    ----------
                                            $1,589,877      $1,534,038    $1,347,379
                                            ==========      ==========    ==========
Income (Loss) Before Income Taxes:
 Individual Disability Insurance            $ (341,503)     $   59,121    $   83,986
 Group Insurance                                23,603          22,164         8,606
 Individual Life Insurance                      16,220          16,667        16,189
 Financial Products                             53,568          39,038        35,791
 Corporate                                         221             271         2,717
                                            ----------      ----------    ----------
                                            $ (247,891)     $  137,261    $  147,289
                                            ==========      ==========    ==========
Identifiable Assets:
 Individual Disability Insurance            $4,253,241      $3,696,867    $3,093,938
 Group Insurance                               539,252         538,790       425,409
 Individual Life Insurance                     453,069         520,746       422,129
 Financial Products                          2,280,061       2,257,556     1,945,580
 Corporate                                       3,316          29,726        22,292
                                            ----------      ----------    ----------
                                            $7,528,939      $7,043,685    $5,909,348
                                            ==========      ==========    ==========

        The following is a summary of revenues, income (loss) before income taxes and identifiable assets by geographic area:

                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                             1996         1995          1994
                                             ----         ----          ----
                                                     (IN THOUSANDS)
Revenues:
 United States                         $1,430,504     $1,380,025     $1,204,262
 Canada                                   159,373        154,013        143,117
                                       ----------     ----------     ----------
                                       $1,589,877     $1,534,038     $1,347,379
                                       ==========     ==========     ==========
Income (Loss) Before Income Taxes:
 United States                         $ (280,035)    $  105,869     $  113,766
 Canada                                    32,144         31,392         33,523
                                       ----------     ----------     ----------
                                       $ (247,891)    $  137,261     $  147,289
                                       ==========     ==========     ==========
Identifiable Assets:
United States                          $6,841,731     $6,373,030     $5,370,851
Canada                                    687,208        670,655        538,497
                                       ----------     ----------     ----------
                                       $7,528,939     $7,043,685     $5,909,348
                                       ==========     ==========     ==========

        Capital expenditures and depreciation expense for each of the three years in the period ended December 31, 1996 were not material to the operations of the industry segments.

NOTE 19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        Following is a summary of unaudited quarterly results of operations for 1996 and 1995:


1996                                                         1ST            2ND             3RD             4TH
----                                                         ---            ---             ---             ---
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Premiums, policy and contract charges and fees          $   281,278     $   279,764     $   285,912    $   288,630
Net investment income                                        98,111         100,427         102,820        104,289
Net realized investment gains                                 4,250          25,899           9,699          8,798
Benefits to policyholders                                   255,909         274,543         649,049        276,638
Net income (loss)                                            19,853          22,661        (224,191)        18,824
Income (loss) per common share                                 0.44            0.50           (4.98)          0.42
Common stock information:
 Weighted average number of common shares
  outstanding                                            45,000,000      45,000,000      45,000,000     45,000,000
                                                        ===========     ===========     ===========    ===========
 Price range:  High                                     $    24.375     $    28.375     $     29.00    $     39.00
               Low                                      $    20.625     $    23.625     $     26.00    $     26.25
 Dividends paid per common share                        $      0.06     $      0.06     $      0.06    $      0.06
                                                        ===========     ===========     ===========    ===========


1995                                                         1ST            2ND             3RD             4TH
----                                                         ---            ---             ---             ---
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Premiums, policy and contract charges and fees          $   253,906      $  262,278     $   269,108    $   270,001
Net investment income                                        98,317          99,155          91,511        100,727
Net realized investment gains                                 6,143          15,728           7,150         60,014
Benefits to policyholders                                   243,025         247,761         244,479        304,028
Net income                                                   17,247          25,394          21,821         20,844
Income per common share                                        0.38            0.56            0.48           0.46

Common stock information:
 Weighted average number of common shares
  outstanding                                            45,000,000      45,000,000      45,000,000     45,000,000
                                                        ===========     ===========     ===========    ===========
Price range:  High                                      $    17.125     $     17.50     $     19.25    $    21.375
              Low                                       $    14.375     $     15.50     $    16.625    $     18.50
Dividends paid per common share                         $      0.06     $      0.06     $      0.06    $      0.06
                                                        ===========     ===========     ===========    ===========

        A separate computation of income (loss) per common share is made for each quarter presented and for the year. Accordingly, the sum of the quarterly income (loss) per common share amounts will not necessarily equal the income
(loss) per common share amount for the year.

        During the third quarter of 1996, the Company strengthened individual disability insurance reserves by $380,000,000 which is reflected in benefits to policyholders. Net income (loss) was negatively impacted by the after tax impact of the reserve strengthening, $244,300,000, or $5.43 per share.

        During the third and fourth quarters of 1995, the Company experienced adverse claims experience in the excess-risk reinsurance line of business in the Individual Disability Insurance segment. As a result of a loss recognition study, the Company strengthened reserves in this line of business. This adjustment resulted in a decrease to income (loss) before income taxes of $59,000,000, which was recorded in the fourth quarter of 1995.